Exhibit 99.1

FOR IMMEDIATE RELEASE

Media
  Dan Greenfield
EarthLink
404-748-6889
404-432-6526 (mobile)
greenfie@corp.earthlink.net

Investors
Michael Gallentine
EarthLink
404-748-7153
404-395-5155 (mobile)
gallentineml@corp.earthlink.net

EARTHLINK PRESIDENT AND CEO GARRY BETTY TO TAKE A
MEDICAL LEAVE OF ABSENCE

EarthLink Executive Vice President of Access and Voice Services Mike Lunsford Named Interim CEO

ATLANTA, November 21, 2006— EarthLink, Inc. (NASDAQ: ELNK) today announced that President and CEO Garry Betty was diagnosed yesterday with a serious form of cancer which will require him to take an undetermined leave of absence from the company.  The company also announced that EarthLink’s Board of Directors has named Mike Lunsford, EarthLink executive vice president of voice and access, interim CEO.  He will immediately assume Mr. Betty’s day-to-day responsibilities.

“I have known Garry since the early days of EarthLink.  He has been a true leader and a major force in transforming the company from a small regional ISP into a national total communications provider serving millions of customers,” said Sky Dayton, EarthLink founder and CEO of HELIO. “Garry is a fierce competitor and has the determination to beat this disease.  Our thoughts and prayers are with him, his wife and his family.”

“We wish Garry a quick and complete recovery,” said Robert M. Kavner, chairman of EarthLink’s Board of Directors.  “During this difficult time, we are confident that we

have the leadership team and strategy in place to serve our customers and shareholders.   We are also fortunate to have in Mike Lunsford a proven executive with many years of management experience in nearly every facet of the business at EarthLink.”

Mr. Lunsford has been with EarthLink since 1999 and has served in a number of different executive roles, including the introduction of company’s broadband service and the oversight of many of its major product and marketing initiatives. As an executive vice president of EarthLink, Lunsford manages approximately seventy percent of the company’s revenues and 1,200 employees.  He leads the company’s core access business, its growing voice business and its shared services functions, including marketing, sales, customer support, operations and engineering.

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

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